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                                                                   EXHIBIT 10(o)

                           RESTATED SECURITY AGREEMENT

         THIS RESTATED SECURITY AGREEMENT ("Agreement") is made as of February 11, 1998, between NATIONSCREDIT DISTRIBUTION FINANCE, INC., formerly known as NationsCredit Commercial Corporation of America, a North Carolina corporation with a place of business at 415 Eagleview Blvd., Suite 116, Exton, Pennsylvania 19341 ("NDF") and BELL TECHNOLOGY GROUP LTD., a Delaware corporation with its principal place of business at 295 Lafayette Street, New York, NY 10012 and its subsidiaries NAFT INTERNATIONAL LTD., NAFT COMPUTER SERVICE CORP., PFM COMMUNICATIONS, INC., and BLUESTREAK DIGITAL, INC. (collectively known as "Dealer").

         1. ADVANCES. At Dealer's request, NDF, AT IT"S OPTION, will advance funds (collectively, "Advances") to Dealer for its acquisition of inventory or other purposes satisfactory to NDF. NDF will send Dealer schedules listing the amounts of Advances hereunder and other billing information. If Dealer does not agree with any schedule, it must immediately notify NDF in writing of the objections. Dealer's failure to notify NDF of objections within seven days after receipt shall constitute an acceptance of the schedule.

         2. TERMS OF ADVANCES. Dealer will repay each Advance as provided herein or in any other written agreement between NDF and Dealer. Dealer agrees that:

         (a) Dealer will pay NDF's financing, service and late charges, according to and upon receipt of the billing statements which NDF delivers to Dealer and within the time specified by NDF, and will not delay payment of any obligations to NDF, or assert any defense or set-off with respect to said obligations, on account of any dispute between Dealer and the vendor or manufacturer of any Inventory (as hereinafter defined). Dealer will repay the full invoice amount relating to Advances used to fund the acquisition of Inventory, notwithstanding any allowance or discount provided by the vendor or manufacturer to NDF. Advances disbursed directly to vendors or manufacturers will be treated as outstanding from the date on which NDF processes the applicable invoice, regardless of any funding delay allowed by the vendor or manufacturer.

         (b) NDF, at its discretion, may at any time and without notice to Dealer apply any monies received from Dealer in payment of any of Dealer's obligations or liabilities to NDF, in such order of application as NDF may determine.

         (c) Advances will bear interest at a per annum rate equal to the Prime Rate plus 1.75% (subject to any interest-free period provided by a vendor), but any past due amounts owing hereunder will bear a rate equal to 1.50% per month. Interest will be calculated on a simple interest basis for a year of 365 or 366 days, based on actual days elapsed. If any payment is due on a date that is not a business day, the due date will be extended to the next business day. "Prime Rate" means the prime rate

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announced by NationsBank, N.A. at its office in Charlotte, North carolina and in effect on the last business day of the calendar month, effective for the next month.

         (d) In lieu of a promissory note or other instrument evidencing the indebtedness hereunder, NDF will maintain records reflecting Dealer's outstanding indebtedness. Failure to make notation of any Advance, however, will not affect the obligations of Dealer. Entries in such records will be conclusive, absent manifest error.

         3. COLLATERAL. As security for all present and future obligations of Dealer to NDF, whether or not arising under this Agreement, and of whatever kind, now due or to become due, absolute or contingent, Dealer hereby grants to NDF a continuing security interest in the following (collectively, "Collateral"), whether now owned or hereafter acquired: (a) all inventory of Dealer, all replacements and substitutions therefor, all parts, additions and accessions thereto, and all returned and repossessed goods ("Inventory"), (b) all of Dealer's accounts, receivables, chattel paper and other rights to payment arising from Dealer's sale or lease of goods or provision of services in the ordinary course of business ("Accounts"), including books and records relating thereto, (c) all of Dealer's goods, equipment, fixtures, furniture, contract rights, documents, securities and other investment property, general intangibles and other assets of every kind and nature, whether real, personal tangible or intangible, and (d) the proceeds and products of the foregoing. The Collateral includes, and Dealer specifically assigns to NDF, all present and future credits payable by those who sell or otherwise supply Inventory to Dealer, all rental and other monies due or to become due from those who lease Inventory from Dealer, and the proceeds thereof. Dealer authorizes each lessee, seller and supplier to pay these directly to NDF. Dealer will sign all papers necessary to evidence the assignment (including, if requested, a separate assignment agreement), will take all actions and deliver all documents and instruments appropriate to perfect the security interests granted, and will bear all costs of recording and perfection.

         4. DEALER'S REPRESENTATIONS AND WARRANTIES. Dealer represents and warrants to NDF that, at all times during which this Agreement is in effect or any amounts remain unpaid hereunder, the following statements are and shall be true:

         (a) Dealer is a corporation duly organized, validly existing and in good standing in its jurisdiction of organization and in all other jurisdictions in which the nature of its business or properties requires qualification to do business.

         (b) The execution, delivery and performance of this Agreement and all related documents by Dealer have been duly authorized by all requisite corporate action, do not require any consent of stockholders or any other person or entity that has

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not been obtained, do not violate Dealer's charter or bylaws, and do not violate or result in default under any governmental decree, court order, law or material agreement applicable to Dealer or any of its properties.

         (c) This Agreement and all related documents executed by Dealer constitutes valid and binding obligations of Dealer, enforceable in accordance with their terms.

         (d) All financial statements of Dealer submitted to NDF have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and accurately reflect Dealer's financial condition and results of operations.

         (e) There is no pending or threatened litigation, governmental investigation or other legal proceeding affecting Dealer or any of its properties that could have a material adverse effect on Dealer's financial condition, business, operations, assets or prospects, or that challenges the validity or enforceability of this Agreement, any related documents, or Dealer's obligations with respect thereto.

         (f) Dealer has duly filed all federal, state and other tax returns that it is required by law to file, has paid all taxes and assessments from time to time owing, and is in compliance in all material respects with applicable law.

         (g) Except as disclosed in writing by Dealer to NDF, no Account is subject to any potential offset, counterclaim, allowance or defense to payment, represents an obligation to pay an amount that is not fixed or is subject to a contingency or condition, relates to an invoice or billing statement that has been redated, represents an advertising credit, arises from warranty or return services, or is evidenced by an instrument or other writing.

         5. DEALER'S DUTIES. So long as this Agreement remains in effect or any amounts remain unpaid hereunder, Dealer agrees that it shall:

         (a) Sell and deliver Inventory only to retail customers and end-users in the ordinary course of business, and not otherwise sell, transfer, encumber or lease any item of Collateral without NDF's prior written consent;

         (b) Keep accurate and complete records of the Collateral, and during reasonable hours, permit NDF to inspect and make copies of Dealer's books and records and to inspect the Collateral, at Dealer's expense (but so long as no default exists hereunder, Dealer shall not reimburse for audit expenses in excess of $1,000 per quarterly audit);

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         (c) Promptly report and pay all taxes and other charges against the
Collateral; maintain a perfected, first priority security interest in favor of NDF in the Collateral, subject only to other liens and encumbrances acceptable to NDF in its discretion; and discharge all other liens, encumbrances , assessments, charges and adverse claims that from time to time attach to or are asserted against the Collateral;

         (d) Pay all transportation and storage charges on the Collateral; and pay all rents, if any, for the use of premises on which Dealer keeps any Collateral;

         (e) Keep the Collateral insured against all insurable risks, on terms and in amounts acceptable to NDF, and with NDF as the loss payee, as its interest may appear, and notify NDF in writing 10 days before changing or canceling such policies;

         (f) Mark all chattel paper, instruments and records evidencing or relating to the Accounts as being subject to the security interest created hereby; take all actions appropriate for the collection and enforcement of Accounts, and for the perfection of any liens securing Accounts; permit NDF to contact Account obligors to verify information provided by Dealer, and assist NDF in such verification process; and after a default (as described in Section 7 hereof), not adjust, settle or compromise the amount, payment or performance of any obligations relating to Accounts, without the prior consent of NDF;

         (g) Maintain (i) tangible net worth (defined as shareholders' equity determined in accordance with GAAP, plus indebtedness subordinated to amounts owing hereunder on terms satisfactory to NDF, and minus items treated as intangibles under GAAP, prepaid expenses, amounts owing to Dealer by any creditor, employee, officer or other affiliate, and any other assets that cannot be identified as tangible) at the end of each fiscal quarter, in an amount at least equal to $3,250,000 for the period December 31, 1997 to March 30, 1998, $2,950,000 for the period March 31, 1998 to June 29, 1998, $3,300,000 for the period June 30, 1998 to September 29, 1998, $4,400,000 at September 30, 1998 and per quarter thereafter increasing by 50% of Net Income After Tax on a fiscal year basis not to be less than $4,400,000, (ii) a ratio of total liabilities (as determined in accordance with GAAP) to tangible net worth at the end of each fiscal quarter, not to exceed 3.00 to 1; (iii) have, on a consolidated basis, a net income of not less than $500,000, for the fiscal year ending September 30, 1998; and (v) a current ratio (defined as cash plus trade accounts receivable plus inventory divided by current liabilities determined in accordance with
GAAP) measured on a quarterly basis, starting at December 31, 1997, of at least 1.10:1;

         (h) Not make any advances to or investments in any affiliates without NDF's prior written consent; and if any default exists hereunder, not make, pay or declare any dividends

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or distributions, not redeem, repurchase or retire any subordinate debt or shares of its capital stock, not make any payment with respect to subordinate debt, and not make any payment (except historic base salary, excluding bonus) to any Guarantor or other shareholder;

         (i) Deliver to NDF (i) by the 5th day of each month, a detailed Inventory report, and Accounts and accounts payable aging reports, in form and substance satisfactory to NDF, (ii) within 60 days after the end of each fiscal quarter, Dealer's balance sheet and statement of income for such quarter and for the portion of the fiscal year then ending, prepared in accordance with GAAP and certified by an officer of Dealer in a manner acceptable to NDF, (iii) within 120 days after the end of each fiscal year, Dealer's balance sheet and statements of income and cash flows for such fiscal year, prepared in accordance with GAAP, audited by independent certified public accountants acceptable to NDF, and accompanied by such accountants' unqualified opinion, (iv) at least 30 days prior to each fiscal year, Dealer's balance sheet and income projections for such year, and thereafter upon preparation, any internal updates or modifications to such projections, (v) concurrently with the filing or distribution thereof, copies of 10-Q and 10-K, and its Annual Report, (vi) within 120 days after the end of each fiscal year, an Accounts report, detailing each Account debtor's name, address, contact, phone number and other information requested by NDF, and (vi) such other information relating to the Borrowing Base (as hereafter described), Inventory, Accounts, Dealer's and Guarantor's financial conditions, and other matters as NDF shall request from time to time; and

         (j) By Thursday of each week and concurrently with each request for an Advance (and more often, if requested by NDF), Dealer shall deliver NDF a calculation of the Borrowing Base, together with a summary accounts receivable report, inventory reports, miscellaneous credit report, and sales reports, as of the close of business on the preceding day and certified by an officer of Dealer in a manner acceptable to NDF. If at any time outstanding Advances (including any advances that have been committed but unfunded for more than five days or such other length of time as NDF reasonably deems appropriate) exceed the current Borrowing Base, Dealer will immediately repay such excess to NDF and payment of the excess will be in addition to any regularly scheduled payments. "Borrowing Base" shall mean the calculation on Exhibit B attached hereto, as modified from time to time with NDF's approval. NDF reserves the right to adjust Borrowing Base requirements, eligibility, advance rates, and reserves from time to time at its discretion. "Eligible Accounts" are defined in Exhibit A hereto.

         6.       COLLECTION OF ACCOUNTS

         (a) Until NDF exercises its rights to collect the Accounts as set forth below, Dealer will collect all Accounts with

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diligence, whether or not they constitute Eligible Accounts. Dealer will advise all Account obligors to make remittances to a lock box established by NDF. Remittances received in the lock box shall be credited to Dealer's obligations, but all credits are conditional, subject to collection. Returned items and costs relating to the lock box account will be charged to and payable by Dealer.

         (b) NDF may, at any time and in its sole discretion, with or without cause, (i) give notice of assignment to any or all Account obligors; (ii) collect any or all Accounts directly, at Dealer's expense; (iii) settle or adjust disputes and claims directly with Account obligors for amounts and upon terms which NDF considers advisable; (iv) receive, open and dispose of all mail addressed to Dealer and notify post office authorities to change of address for delivery of Dealer's mail to an address designated by NDF; (v) endorse Dealer's name on any checks or other evidence of payment that may come into possession of NDF and on any invoice, freight or express bill, bill of lading or other document; (vi) in Dealer's name or otherwise, demand, sue for, collect and give acquittance for any and all monies due or to become due on Accounts; (vii) compromise, prosecute or defend any action or claim concerning Accounts; and/or
(viii) do any and all things appropriate to carry out the intent of this Agreement, or any other agreement between the parties. Neither NDF nor any person acting as its attorney hereunder shall be liable for any acts or omissions or for any error of judgement or mistake of fact or la, except for gross negligence or willful misconduct. Dealer agrees that the powers granted hereunder, being coupled with an interest, are irrevocable.

         (c) Notwithstanding the foregoing, the parties agree that NDF is under no duty to take any actions relating to any Accounts, any related agreements or any other Collateral, including any duty as to the collection or protection of Accounts or income therefrom, or the preservation of rights relating thereto.

         7. DEFAULTS. Any of the following shall constitute a "default" hereunder: failure by Dealer to pay any amount owing to NDF when due; failure by Dealer to fulfill any agreement with NDF, whether or not contained herein; any material change in the ownership, management or control of Dealer, without NDF's prior written consent; liquidation or dissolution of Dealer; assignment by Dealer for the benefit of creditors; Dealer ceasing to do business as a going concern; filing of a petition by or against Dealer under any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar law, or for the appointment of a receiver; Dealer becoming insolvent or unable to pay debts as they come due; entry of a judgement against Dealer; default by Dealer in the payment or performance of any obligations owing to any other creditor, beyond any applicable grace period; issuance of an order of attachment against Dealer or any of their property; issuance of an order of attachment against any

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Collateral, or damage to or destruction of a substantial part of the Collateral;
any change in Dealer's financial condition, business, operations, assets or prospects that NDF deems to be adverse, or the occurrence of any other circumstance or event as a result of which NDF deems itself insecure; or any representation or statement furnished to NDF on behalf of Dealer proves to have been false when given.

         8. REMEDIES. During the continuance of any default hereunder, NDF can, at its option and without notice, demand immediate payment of any or all obligations under this Agreement or otherwise owing to NDF. NDF shall have all the rights and remedies available at law, in equity or by agreement, including those of a secured party under the Uniform Commercial Code in effect in the jurisdiction where the Collateral is kept. Such rights shall include the right to cancel any committed but unfunded Advances for shipments of Inventory by vendors, to enter any of Dealer's premises with or without legal process, but without force, and/or to take possession of and remove Collateral, and books and records relating to Collateral. At NDF's request, Dealer will assemble, prepare for removal and make available to NDF at a place to be designated by NDF which is reasonable convenient to both parties such items of Collateral as NDF may from time to time request. During the continuance of a default, NDF may take control of any funds generated by the Collateral, notify Account obligors to make payment to an account or location designated by NDF, and in NDF's name or Dealer's name, demand, collect, receipt for, settle, compromise, sue for, repossess, accept returns of, foreclose or realize upon any Collateral, including without limitation Accounts and related instruments and security therefor. Dealer waives any and all rights that it may have prior to seizure by NDF of any collateral. Dealer agrees that private sale of any item financed by NDF at the amount owed to NDF on that item, less a reasonable restocking charge, shall be a commercially reasonable method of disposition. Ten days written notice of a public sale date or the date after which a private sale may occur shall be reasonable notice. NDF shall not be chargeable with responsibility for the accuracy or validity of any document or for the existence or value of any Collateral, and shall not be liable for failure to collect any amounts owing on an Account or instrument. Dealer further agrees to pay reasonable attorney's fees and legal expenses incurred by NDF in enforcing this Agreement, and such fees and expenses shall constitute a portion of the obligations secured hereby. NDF SHALL NOT BE LIABLE FOR ANY ACT OR OMISSION OF ITS OFFICERS, AGENTS OR EMPLOYEES, ABSENT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         9. REQUESTS FOR ADVANCES. Each request by Dealer for an Advance hereunder shall constitute a representation by Dealer that (a) no default hereunder, or event or circumstance that with the passage of time or notice could constitute a default hereunder, exists or would result from the Advance,
(b) the representations and warranties set forth herein are true and

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complete as of the date of the Advance, and (c) no event or circumstance has occurred or exists that could reasonable be expected to have a material adverse effect on the financial condition, business, operations, assets or prospects of Dealer.

         10. MODIFICATION. This Agreement cannot be changed unless the change is in writing and signed by both NDF and Dealer. However, the following exceptions will be sufficiently proved by ordinary course of business records of NDF: (a) descriptions of specific items of Collateral; (b) amounts of Advances owed to NDF; (c) time extensions; and (d) the rate and amount of financing and service charges, curtailments and late charges. Any provision of this Agreement found upon judicial interpretation or construction to be void or prohibited by law shall not invalidate the remaining provisions hereof.

         11. POWER OF ATTORNEY. Dealer hereby irrevocably appoints NDF, including any officer or employee of NDF as NDF may designate, as its true and lawful attorney-in-fact with power of substitution to do the following acts on behalf of Dealer: to prepare, execute and deliver in the name of Dealer security instruments, financing statements, lien filings and certificates of title relating to Collateral; to endorse Dealer's name upon any notes, checks, drafts money orders and other forms of instruments made payable to Dealer and relating to Collateral; and generally to perform all acts and do all things necessary and proper in connection with the transactions contemplated hereby or in discharge of the powers hereby conferred, including the making of affidavits and the acknowledgment of instruments as fully as if done by Dealer. The foregoing powers are coupled with an interest and shall be irrevocable, without the prior written consent of NDF, as long as any obligations of Dealer to NDF remain outstanding.

         12. FAILURE TO PERFORM. If Dealer fails to perform any act required hereunder, including the payment of taxes, liens and insurance premiums relating to the Collateral, NDF may (but shall not be required to) perform or cause performance of such act. Any amounts expended or incurred by NDF in the performance of any such act or in the enforcement of this Agreement shall constitute part of the obligations secured hereunder, will bear interest at the default rate hereunder and will be payable upon demand. all rights and remedies of NDF hereunder are cumulative. No delay of NDF in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of a right preclude other or further exercise thereof or of any other right hereunder.

         13. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY DISPUTE OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT OR ANY RELATED MATTERS. Dealer waives all relief from all appraisement, valuation, deficiency or exemption laws now in force or hereafter enacted.

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         14. HAZARDOUS WASTE INDEMNIFICATION. Dealer shall indemnify and hold harmless NDF, its parent company, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, treatment, production, storage, release,threatened release, discharge, disposal or presence of a hazardous substance on, under or about Dealer's property or operations or property leased to Dealer, including but not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity shall survive repayment of Dealer's obligations to NDF.

         15. DISCLAIMER OR WARRANTY. DEALER ACKNOWLEDGES THAT NDF HAS MADE NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ANY INVENTORY OR OTHER COLLATERAL, INCLUDING ANY WARRANTY OF MERCHANTABILITY. DEALER IRREVOCABLY WAIVES ANY CLAIMS AGAINST NDF WITH RESPECT TO THE INVENTORY AND OTHER COLLATERAL WHETHER FOR BREACH OF WARRANTY OR OTHERWISE. Any such claims shall not alter, diminish or otherwise impair Dealer's liabilities or obligations to NDF hereunder. NDF does not assume any obligations of Dealer relating to the Inventory, any Accounts, any contract obligations, or any other obligations or duties arising from the Collateral.

         16. TIME; UCC. Time is of the essence in the performance of Dealer's duties, but NDF's failure to insist upon strict compliance with this Agreement shall not be deemed a waiver of any of NDF's rights. A waiver by NDF on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. Terms are used herein as defined in the Uniform Commercial Code. A copy of this Agreement or any financing statement may be filed as a financing statement in any appropriate jurisdiction.

         17. ASSIGNMENT. NDF may assign this Agreement, but Dealer must have NDF's written consent before Dealer can assign this Agreement. If assigned, this Agreement shall be for the benefit of each assignee or other successor in interest of each party and shall bind them until terminated.

         18. TERMINATION. Either party may terminate this Agreement by giving 30 days written notice to the other party, but no such termination shall alter Dealer's obligations to NDF relating to amounts funded or committed prior to the effective date of the termination, and all rights, remedies and covenants shall extend until payment in full of all amounts owing by Dealer to NDF. If Dealer specifically requests NDF to furnish a termination statement and such statement is legally required, NDF shall execute and deliver same to Dealer within 20 business days after receiving a written request therefor.

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         19. GOVERNING LAW. This Agreement shall be governed by the laws of the
State of Georgia; provided, however, that Section 13 shall be governed by the laws and rules of any forum state. The parties agree that the state and federal courts located in Atlanta, Geogia, including the U.S. District Court for the Northern District of Georgia, shall have jurisdiction to hear and determine any claim, dispute or demand pertaining to this Agreement. The parties expressly submit and consent to such jurisdiction, and waive any claims of inconvenient forum.

         20. RATE LIMITATION. It is not the intention of any party to this Agreement to make an agreement violative of any applicable laws relating to maximum permissible rates of interest. In no event shall Dealer be obligated to pay any amount in excess of the maximum amount of interest permitted under applicable law.

         21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Security Agreement November 4, 1996 between NDF and NAFT International Ltd. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF TEH PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

         DEALER ACKNOWLEDGES RECEIPT OF A COPY OF THIS AGREEMENT.

         IN WITNESS WHEREOF, this restated Security Agreement is executed as of the date first set forth above.

                                           BELL TECHNOLOGY GROUP LTD.

                                           By:  /S/ Alan Levy
                                              ---------------------------------
                                               Title: Treasurer

                                           NAFT INTERNATIONAL LTD.

                                           By:  /S/ Alan Levy
                                              ---------------------------------
                                               Title: Treasurer

                                           NAFT COMPUTER SERVICE CORP.

                                           By:  /S/ Alan Levy
                                              ---------------------------------
                                               Title: Treasurer

                                           PFM COMMUNICATIONS, INC.

                                           By:  /S/ Alan Levy
                                              ---------------------------------
                                               Title: Treasurer

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                                           BLUESTREAK DIGITAL, INC.

                                           By:  /S/ Alan Levy
                                              ---------------------------------
                                               Title: Treasurer

                                           NATIONSCREDIT DISTRIBUTION
                                           FINANCE, INC.

                                           By:
                                              ---------------------------------
                                               Title:

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                                    Exhibit A
                                     to the

                           Restated Security Agreement

                               Certain Definitions

         As used in the Restated Security Agreement, the following terms have the meanings set forth below:

1.       "Eligible Account" means an Account that:

         (a) is subject to a perfected security interest in favor od NDF, free from any other lien or encumbrance;

         (b) is not unpaid more than 90 days from invoice date; (c) is not owing by an Account obligor for whom more than 50% of its Accounts are unpaid more than 90 days from invoice date;

         (d) when aggregated with all other Accounts payable by the Account obligor, does not constitute more than 10% of total Eligible Accounts, unless NDF has specifically approved the concentration level for such obligor;

         (e) is not owing by an officer, employee, agent, subsidiary, parent or other affiliate of Dealer; is not owing by an Account obligor located or otherwise resident outside the United States.

         (f) is not owing by the United States of America or any other governmental authority, unless NDF has received an effective assignment acceptable to it;

         (g) is not payable by an Account obligor who has suspended business, has made an assignment for the benefit of creditors, is insolvent, or is the subject of a voluntary or involuntary proceeding under any bankruptcy law or other law for the relief of debtors;

         (h) is not subject to any condition, contingency, allowance, defense, dispute, off-set or counterclaim, including any allegation of non-conformity of goods, failure of delivery or breach of warranty;

         (i) does not relate to an invoice or billing statement that has been redated;

         (j) does not arise from services rendered or a consignment, is not represented by an instrument or chattel paper, and is not secured by a letter of credit; and

         (k)      is otherwise acceptable to NDF.

2 "Eligible Inventory" means Inventory that (a) is subject to a perfected, first priority security interest in favor of NDF, free from any other lien or encumbrance, (b) is located at Dealer's facilities and is not in transit, (c) is subject to repurchase under an agreement between NDF and the vendor or manufacturer, on terms acceptable to NDF; and (d) is otherwise acceptable to NDF.

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